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                                  EXHIBIT 99.1

                        Press release dated July 10, 1996

                    in relation to the Acquisition of Assets

                      and assumption of certain liabilities

                        by EPL Flexible Packaging Limited

                   from Printpack Europe (St Helens) Limited
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                                                   [EPL TECHNOLOGIES LETTERHEAD]


 CONTACT:

 Paul L. Devine                                 John P. Kehoe/Van Negris
 EPL Technologies, Inc.                         Kehoe, White, Savage & Co., Inc.
 (610) 834-9600                                 (212) 888-1616

 FOR IMMEDIATE RELEASE

                    EPL TECHNOLOGIES COMPLETES TWO ACQUISITIONS
             EXPANDING PROPRIETARY PACKAGING SEGMENT OF ITS BUSINESS;
                       ENTERS US FILM PERFORATION MARKETPLACE

 WEST CONSHOHOCKEN, PA -- July 10, 1996 --EPL Technologies (NASDAQ:EPTG) announced today the completion of two acquisitions related to expansion of the proprietary food packaging segment of the Company's business.

 The first acquisition, which is material to the company, involves the purchase, by a newly formed UK subsidiary (EPL Flexible Packaging Limited), of the fixed and certain other assets, the assumption of the real estate lease on property and employment of some of the employees of Printpak (St. Helens) Limited. This company, located in Lincolnshire, England, specializes in the printing of flexible packaging films serving primarily the snackfood industry. The largest single customer of the plant, a subsidiary of a North American multinational food company, has indicated it will transfer its business to the new entity. EPL Flexible Packaging Limited will operate as a wholly-owned subsidiary of EPL Technologies (Europe) Ltd.

 In a strategically related but less material transaction, EPL Technologies, Inc. has formed a new, wholly-owned US subsidiary, Crystal Specialty Films, Inc., to acquire, for an undisclosed amount of cash, the assets and assume some of the liabilities (made up of trade payables, the assumption of the real estate lease on property and employment of the employees) of Crystal Plastics, Inc., based in Oswego, Illinois. Crystal uses "K" resin and polystyrene resins to manufacture a range of proprietary films for a variety of applications. Concurrent with the completion of this acquisition, the management services of the company's two principal executives have been contracted for two years.

 Crystal will serve as the site for installation of the proprietary gas flame perforation equipment which EPL has had purpose-built in the UK, tested in the company's UK-based film perforation facility and which is currently being shipped to the US. EPL is

                                  -- m o r e --
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EPL Technologies, Inc.
July 10, 1996
Page Two


providing to a US film manufacturer, under an interim purchase order, proprietary gas flame perforation of film, which film is currently being shipped at this customer's expense to, and returned from, EPL's perforation facility in the UK. As more fully described in EPL's previous filings with the SEC, EPL is in negotiation with this US film manufacturer to convert this interim purchase order into a long term supply agreement.

Paul L. Devine, Chairman and Chief Executive Officer of EPL, stated: "We believe that the Printpak transaction will facilitate the transfer of certain value-added film printing functions from EPL's currently sole UK facility to the new Flexible Packaging Limited plant. We also believe that this will afford that location greater economies of scale and plant throughput while concurrently freeing plant capacity at the current facility to process more value-added proprietary film. The Crystal facilities will enable us to take our UK-based proprietary perforating technologies into the US marketplace."

EPL Technologies, Inc., through subsidiaries that utilize proprietary packaging and processing aids and related technologies, is in the business of maintaining the integrity of fresh cut produce. The company believes that its technologies are safe (FDA GRAS listed), environmentally "friendly" and add tangible value to the business of its customers.

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